EXHIBIT 99.1

2621 West 15th Place Chicago, IL 60608 For additional information: Terence R. Rogers VP Finance and Treasurer 773.788.3720

N E W S    R E L E A S E

RYERSON TULL REPORTS FIRST QUARTER 2005

EARNINGS PER SHARE OF $1.37

Chicago, Illinois – May 2, 2005 – Ryerson Tull, Inc. (NYSE: RT) today reported net income of $35.4 million, or $1.37 per diluted share, for the first quarter ended March 31, 2005, compared with $12.0 million, or $0.46 per share, for the first quarter of 2004. The first quarter of 2005 included the contribution from Integris Metals, Inc., which was acquired on January 4, 2005, and restructuring and plant closure costs of $2.4 million pretax, or $0.06 per share.

“Our strong results for the first quarter reflected the three fundamentals that guide our actions: an intense focus on operating efficiency; driving internal growth through marketing; and acquisitions that significantly and structurally improve our competitive position,” said Neil S. Novich, Chairman, President, and CEO of Ryerson Tull.

First quarter 2005 sales were $1.5 billion, an increase of 118.5 percent from the first quarter of 2004, and 70.4 percent, sequentially, from the fourth quarter of 2004, primarily due to the acquisition of Integris.

“With the inclusion of Integris, our results will reflect a higher percentage of stainless and aluminum products—which now account for approximately one half of net sales,” said Novich. “As a result, volume, average prices, and profitability measurements look somewhat different in the first quarter of 2005 than in prior periods.”

For the first quarter of 2005, tons shipped increased 22.5 percent and 28.2 percent, respectively, from the first quarter of 2004 and the fourth quarter of 2004. The average selling price per ton expanded 78.2 percent, year-over-year, and 33.1 percent, sequentially. Gross profit per ton improved to $301 in the first quarter of 2005, compared with $188 in the first quarter of 2004 and $182 in the fourth quarter of 2004. Gross margins of 17.5 percent in the first quarter of 2005 declined from 19.4 percent in the first quarter of 2004, but increased from 14.0 percent in the fourth quarter of 2004.

May 2, 2005

Operating expenses per ton increased to $217 from $154 in the year-ago period and $175 in the prior period.

“As we are already running Ryerson Tull and Integris as one business, it quickly becomes difficult, if not impossible, to evaluate the two companies separately,” said Novich. “But to help investors understand our performance, we’ve added a breakdown of Integris’ net sales, gross profit, operating profit, and tons shipped for each quarter of 2004 to the supplemental data section of the earnings schedule.” Comparing the first quarter of 2005 with the combined historical results for Ryerson Tull and Integris, as stand alone companies in the first quarter of 2004, tonnage declined 2 percent, year-over-year; net sales were ahead 31 percent, due to the expansion in the average selling price per ton; gross profit increased 17 percent; and operating profit expanded 40 percent. (Pro forma information including Integris and J&F Steel will be available in the company’s first quarter Form 10-Q.) “These were excellent comparisons against a strong first quarter of 2004 that included pre-buying by customers, in anticipation of a price increase.”

Integris Update

“The integration of Integris is progressing very well,” continued Novich. “We have our management team in place, with each geographic market headed by one manager. We have done an excellent job of retaining customers. We remain confident in our ability to capture synergies and realize annualized cost savings of $30 million, going forward. And we expect to generate new growth opportunities as we cross sell our expanded product line and provide unparalleled service and geographic reach.”

Financial Condition

Ryerson Tull ended the first quarter of 2005 with a debt-to-capital ratio of 74 percent and availability of approximately $167 million under its credit facility.

Outlook

“Overall, we foresee a slight softening in demand, due in part to excess industry inventory, and some softening in prices, largely driven by carbon flat rolled,” concluded Novich. “However, over the medium to longer term, we expect our performance to

May 2, 2005

reflect strategic advantages from the Integris acquisition and our ability to capture top- and bottom-line benefits.”

Note: Ryerson Tull will conduct a conference call to discuss first-quarter results on Tuesday, May 3, 2005, at 9:00 a.m. Eastern time. The call will be simulcast on the company’s Web site, www.ryersontull.com.

Ryerson Tull, Inc. is North America’s leading distributor and processor of metals, with 2004 revenues of $3.3 billion. In January 2005, Ryerson Tull acquired Integris Metals, Inc., which had 2004 revenues of $2.0 billion. The company services customers through a network of service centers across the United States and in Canada, Mexico, and India.

Business Risks: This press release contains statements that are not historical facts and are forward-looking statements. The forward-looking statements (generally identified by words or phrases indicating a projection or future expectations, such as “anticipates”, “is planning to”, “estimates”, “expects”, or “believes”) are based on the company’s current expectations, estimates, assumptions, forecasts, and projections about the general economy, industry, and company performance. These statements are not guarantees of future performance and involve certain risks, uncertainties, and assumptions that could result in actual outcomes or results being materially different from those expressed or forecast. Representative factors that may affect the company’s performance include the general economy and business conditions relating to metals-consuming industries; sales volumes; pricing pressures; cost of purchased materials; management’s ability to integrate and achieve projected cost savings with the acquisition of Integris; ability to maintain or increase market share and gross profits; inventory management; market competition; industry and customer consolidation; customer and supplier insolvencies; and labor relations.

RYERSON TULL, INC. AND SUBSIDIARY COMPANIES

Selected Income and Balance Sheet Data—Unaudited

(Dollars and Shares in Thousands except Per Share and Per Ton Data)

	First Quarter		Fourth Quarter 2004
	2005	2004
NET SALES	$1,539,974	$704,845	$903,682
Cost of materials sold	1,271,175	567,849	776,891

Gross profit	268,799	136,996	126,791
Warehousing and delivery	101,775	59,249	66,505
Selling, general and administrative	89,216	52,841	56,488
Restructuring and plant closure costs	2,394	—	—
Gain on sale of assets	—	—	(927)

OPERATING PROFIT	75,414	24,906	4,725
Other revenue and expense, net	1,218	42	150
Interest and other expense on debt	(19,400)	(4,928)	(7,793)

INCOME (LOSS) BEFORE INCOME TAXES	57,232	20,020	(2,918)
Provision (benefit) for income taxes	21,854	8,028	(3,178)

INCOME FROM CONTINUING OPERATIONS	35,378	11,992	260
Discontinued operations (net of tax):
Adjustment to the gain on sale of the Inland Steel Company	—	—	3,515

NET INCOME	$35,378	$11,992	$3,775

INCOME PER SHARE OF COMMON STOCK
Basic:
Income from continuing operations	$1.41	$0.48	$0.01
Inland Steel Company—adjustment to gain on sale	—	—	0.14

Net income	$1.41	$0.48	$0.15

Diluted:
Income from continuing operations	$1.37	$0.46	$0.01
Inland Steel Company—adjustment to gain on sale	—	—	0.13

Net income	$1.37	$0.46	$0.14

Dividends on preferred stock	$48	$48	$48
Net income applicable to common stock	$35,330	$11,944	$3,727
Average shares of common stock—diluted	25,758	25,699	25,721
Supplemental Data:
Tons shipped (000)	892	728	696
Average selling price/ton	$1,727	$969	$1,298
Gross profit/ton	$301	$188	$182
Operating expenses/ton	217	154	175
Operating profit (loss)/ton	84	34	7
Depreciation expense	9,345	5,328	4,856

	03/31/2005	12/31/2004
	(Dollars in Millions)
Cash and cash equivalents	$23.7	$18.4
Accounts receivable	798.1	465.4
Current value of inventory	1,416.6	936.2
Inventory at LIFO value	1,085.4	601.0
Net property, plant and equipment	416.1	239.3
Net deferred tax asset	152.8	161.7
Accounts payable	358.5	222.3
Long-term debt	1,325.3	526.2
Stockholders’ equity	466.9	432.8

Integris Metals 2004 Quarterly Data (unaudited)

	2004
	Q1	Q2	Q3	Q4
	(Dollars and Tons in Thousands)
Net sales	$473,713	$495,769	$521,998	$512,201
Gross profit	92,532	90,385	94,595	88,275
Operating profit	29,119	27,767	24,664	21,794
Tons shipped	182	173	174	162